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                                                                   Exhibit 99.03



For information concerning sixteen purported class actions and one multi-party suit, with substantially the same allegations, commenced in various courts against certain subsidiaries of the Company, dozens of other insurers and the National Council on Compensation Insurance ("NCCI"), see the descriptions that appear in the second and third paragraphs under the caption "Legal Proceedings" on pages 17 and 18 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2000 (File No. 1-14328), and in the second paragraph under the caption "Legal Proceedings" on page 22 of the Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 2001 (File No. 1-14328), which descriptions are included as Exhibits 99.01 and 99.02, respectively, to this Form 10-Q and incorporated by reference herein. In July 2001, the Alabama trial court dismissed all remaining claims against the Company defendants with prejudice. In August 2001, the Texas trial court granted plaintiffs' motion for class certification.